Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2023 Third Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--January 26, 2023--World Acceptance Corporation (the “Company”) (NASDAQ: WRLD) today reported financial results for its third quarter of fiscal 2023 and nine months ended December 31, 2022.

Third quarter highlights

During its third fiscal quarter, World Acceptance Corporation slowed its growth in both loan balances and customer base by reducing new borrower marketing spend and tightening its overall underwriting requirements. Management believes that continuing to conservatively manage investment in the Company’s highest credit-risk customers, including lower credit-grade new customers, is prudent given current economic uncertainties.

Highlights from the third quarter include:

  Net income of $5.8 million
  Diluted net income per share of $0.98
  Significant decrease in 0-89 days past due accounts from 23.5% at September 30, 2022 to 20.5% at December 31, 2022
  Gross loans outstanding of $1.55 billion, a 3.2% decrease from same quarter prior year
  Total revenues of $146.5 million, a 1.4% decrease from the same quarter prior year
  Cash flow from operating activities of $203.3 million over the last nine months, a 21.5% increase from the same nine-month period

Portfolio results

Gross loans outstanding were $1.55 billion as of December 31, 2022, a 3.2% decrease from the $1.61 billion of gross loans outstanding as of December 31, 2021. During the most recent quarter, gross loans outstanding sequentially decreased 2.8%, or $44.4 million, from $1.60 billion as of September 30, 2022, compared to an increase of 15.1%, or $211.3 million, in the comparable quarter of the prior year. During the quarter, World Acceptance saw a decrease in borrowing from new, former, and refinance customers compared to the same quarter of the prior year as the Company continued with the tightened underwriting implemented in prior quarters. The Company also took steps to improve the gross yield to expected loss ratio for all new, former, and refinance customer originations. However, as early performance indicators on new borrowers improved substantially, the Company began to increase new borrower originations toward the end of the most recent quarter. World Acceptance will continue to monitor performance indicators of the Company’s underwriting and intend to adjust underwriting accordingly.

The following table includes the volume of gross loan origination balances, excluding tax advance loans, by customer type for the following comparative quarterly periods:

	Q3 FY 2023	Q3 FY 2022	Q3 FY 2021
New Customers	$31,872,684	$113,601,437	$65,492,724
Former Customers	$92,016,985	$125,371,159	$108,461,398
Refinance Customers	$663,962,296	$744,394,710	$614,995,891

The Company’s customer base decreased by 13.7% during the twelve-month period ended December 31, 2022, compared to an increase of 4.4% for the comparable period ended December 31, 2021. During the quarter ended December 31, 2022, the number of unique borrowers in the portfolio decreased by 4.9% compared to an increase of 7.7% during the quarter ended December 31, 2021.

As of December 31, 2022, the Company had 1,084 open branches. For branches open throughout both periods, same store gross loans increased 3.7% in the twelve-month period ended December 31, 2022, compared to an increase of 28.8% for the twelve-month period ended December 31, 2021. For branches open throughout both periods, the customer base over the twelve-month period ended December 31, 2022, decreased 7.7% compared to an increase of 5.4% for the twelve-month period ended December 31, 2021.

Three-month financial results

Net income for the third quarter of fiscal 2023 decreased by $1.6 million to $5.8 million from $7.3 million for the same quarter of the prior year. Net income per diluted share decreased to $0.98 per share in the third quarter of fiscal 2023 from $1.14 per share for the same quarter of the prior year. Net loss adjusted for the impact of the change in the allowance for credit losses but including the impact of recognized net credit losses was $4.5 million for the current quarter compared to net adjusted income of $25.0 million in the same quarter of the prior year. Adjusted net income per diluted share decreased to a loss of $0.78 per share in the third quarter of fiscal 2023 from income of $3.90 per diluted share for the same quarter of the prior year. World Acceptance believes this provides additional insight into the Company’s operations and profitability in periods of substantial growth and provides additional information regarding the expected loss rates due to credit normalization and seasonality. See further discussion on the current quarter provision and impact of current expected credit loss methodology below. See "Non-GAAP financial measures." below.

There were no repurchases of common stock during the third quarter of fiscal 2023. The Company repurchased 73,643 shares of its common stock on the open market at an aggregate purchase price of approximately $14.3 million during the first quarter of fiscal 2023. This is in addition to repurchase of 589,533 shares in fiscal 2022 at an aggregate purchase price of approximately $111.1 million and the repurchase of 1,129,875 shares in fiscal 2021 at an aggregate purchase price of approximately $102.4 million. The Company had approximately 5.8 million common shares outstanding, excluding approximately 460,000 unvested restricted shares, as of December 31, 2022.

Total revenues for the third quarter of fiscal 2023 decreased to $146.5 million, a 1.4% decrease from $148.6 million for the same quarter of the prior year. Interest and fee income declined 1.5%, from $128.1 million in the third quarter of fiscal 2022 to $126.2 million in the third quarter of fiscal 2023. Insurance income increased by 19.5% to $17.2 million in the third quarter of fiscal 2023 compared to $14.4 million in the third quarter of fiscal 2022. The large loan portfolio increased from 49.5% of the overall portfolio as of December 31, 2021, to 56.4% as of December 31, 2022. This resulted in lower interest and fee yields but higher insurance sales in the most recent quarter, given that the sale of insurance products is limited to large loans in several of the states in which the Company operates. Interest and insurance yields increased 110 basis points for the quarter ended December 31, 2022, relative to the quarter ended September 30, 2022. Other income decreased by 49.2% to $3.0 million in the third fiscal quarter of fiscal 2023 compared to $6.0 million in the third fiscal quarter of fiscal 2022. Other income decreased due to a decrease in sales of the Company’s motor club product as a result of fewer loan originations during the quarter.

On April 1, 2020, the Company replaced its incurred loss methodology with a current expected credit loss ("CECL") methodology to accrue for expected losses. This change in accounting methodology requires World Acceptance to create a larger provision for credit losses on the day the Company originates the loan compared to the prior methodology. The provision for credit losses increased $3.1 million to $59.6 million from $56.5 million when comparing the third quarter of fiscal 2023 to the third quarter of fiscal 2022. The table below itemizes the key components of the CECL allowance and provision impact during the quarter.

CECL Allowance and Provision (Dollars in millions)	FY 2023	FY 2022	Difference	Reconciliation
Beginning Allowance - September 30	$155.9	$114.7	$41.2
Change due to Growth	$(4.3)	$17.4	$(21.7)	$(21.7)
Change due to Expected Loss Rate on Performing Loans	$(7.5)	$(10.9)	$3.4	$3.4
Change due to 90 day past due	$0.4	$12.2	$(11.8)	$(11.8)
Ending Allowance - December 31	$144.5	$133.4	$11.1	$(30.1)
Net Charge-offs	$71.0	$37.8	$33.2	$33.2
Provision	$59.6	$56.5	$3.1	$3.1
Note: The change in allowance for the quarter plus net charge-offs for the quarter equals the provision for the quarter (see above reconciliation).

The provision benefited from a decrease in the portfolio and changes in expected loss rates on the Company’s performing loans. The three most important factors impacting the expected loss rates on performing loans are recent actual loss performance, changes in mix of the portfolio tenure, and a seasonality factor. The table below includes the seasonality factor for each quarter end.

Quarter End	Seasonality Factor
March 31	0.943738
June 30	1.080301
September 30	1.047518
December 31	0.938281

Expected loss rates by tenure bucket also increased due to actual loss rates increasing as credit normalizes. Actual loss rates increased at substantially lower rates in the third quarter compared to the first and second quarter. This was offset by a decreasing seasonality factor and by a shift in portfolio mix to more tenured customers.

Net charge-offs for the quarter increased $33.2 million, from $37.8 million in the third quarter of fiscal 2022 to $71.0 million in the third quarter of fiscal 2023. Net charge-offs as a percentage of average net loan receivables on an annualized basis increased from 13.8% in the third quarter of fiscal 2022 to 25.1% in the third quarter of fiscal 2023. Net charge-offs during the quarter include recoveries of $8.4 million related to the sale of prior charge-offs.

Accounts 61 days or more past due increased to 7.4% on a recency basis at December 31, 2022, compared to 6.4% at December 31, 2021. Total delinquency on a recency basis increased to 11.1% at December 31, 2022, compared to 10.4% at December 31, 2021. The Company’s allowance for credit losses as a percent of net loans receivable was 12.9% at December 31, 2022, compared to 11.4% at December 31, 2021.

The Company experienced significant improvement in recency delinquency on accounts 0-89 days past due during the quarter. Recency delinquency for accounts 0-89 days past due was 20.5% at December 31, 2022, compared to 23.5% at September 30, 2022, and 22.3% at December 31, 2021. Delinquency improved despite declining outstanding loans. Loans 90 days past due improved relative to September 30, 2022, in both rate and dollars outstanding, but remained elevated. World Acceptance expects to see significant improvement in the 90 days past due bucket in the fiscal fourth quarter due to the improvement seen in the Company’s front end delinquency.

The table below is updated to use the customer tenure-based methodology that aligns with the Company’s CECL methodology. After experiencing rapid portfolio growth during fiscal years 2019 and 2020, primarily in new customers, the Company’s gross loan balance experienced pandemic related declines in fiscal 2021 before rebounding during fiscal 2022. The tables below illustrate the changes in the portfolio weighting.

Gross Loan Balance By Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years	Total
12/31/2017	$336,582,487	$790,836,894	$1,127,419,381
12/31/2018	$426,884,909	$832,020,730	$1,258,905,639
12/31/2019	$489,940,306	$882,877,242	$1,372,817,549
12/31/2020	$413,509,916	$851,073,804	$1,264,583,720
12/31/2021	$527,433,398	$1,078,703,853	$1,606,137,251
12/31/2022	$421,291,725	$1,132,819,599	$1,554,111,324

Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
12 Month Period Ended	Less Than 2 Years	More Than 2 Years	Total
12/31/2017	$33,932,553	$28,362,048	$62,294,601
12/31/2018	$90,302,422	$41,183,836	$131,486,258
12/31/2019	$63,055,398	$50,856,512	$113,911,910
12/31/2020	$(76,430,390)	$(31,803,439)	$(108,233,829)
12/31/2021	$111,759,945	$229,793,585	$341,553,531
12/31/2022	$(107,542,285)	$55,516,359	$(52,025,926)
Portfolio Mix by Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years
12/31/2017	29.9%	70.1%
12/31/2018	33.9%	66.1%
12/31/2019	35.7%	64.3%
12/31/2020	32.7%	67.3%
12/31/2021	32.8%	67.2%
12/31/2022	27.1%	72.9%

General and administrative (“G&A”) expenses decreased $7.8 million, or 10.5%, to $66.4 million in the third quarter of fiscal 2023 compared to $74.2 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses decreased from 50.0% during the third quarter of fiscal 2022 to 45.4% during the third quarter of fiscal 2023. G&A expenses per average open branch decreased by 1.6% when comparing the third quarter of fiscal 2023 to the third quarter fiscal 2022.

Personnel expense decreased $3.7 million, or 8.3%, during the third quarter of fiscal 2023 as compared to the third quarter of fiscal 2022. Salary expense increased approximately $2.2 million, or 7.5%, in the quarter ended December 31, 2022, compared to the quarter ended December 31, 2021. The Company’s headcount as of December 31, 2022, decreased 0.8% compared to December 31, 2021. Benefit expense decreased approximately $0.1 million, or 1.7%, when comparing the quarterly periods ended December 31, 2022 and 2021. Incentive expense decreased $6.9 million, or 62.8%, in the third quarter of fiscal 2023 compared to the third quarter of fiscal 2022. The decrease is mostly due to a decrease in share-based compensation related to forfeiture of shares during the current quarter. Additionally, on July 1, 2022, World Acceptance increased base wages for the Company’s Financial Service Representatives to a minimum of approximately $15 an hour and eliminated the monthly bonus for the same position.

Occupancy and equipment expense increased $0.3 million, or 2.5%, when comparing the quarterly periods ended December 31, 2022 and 2021. The current year quarter includes $0.4 million in expense related to the merger of branches during the quarter.

Advertising expense decreased $5.5 million, or 80.7%, in the third quarter of fiscal 2023 compared to the third quarter of fiscal 2022 due to decreased spending on new customer acquisition programs.

Other expense increased $1.3 million, or 13.8%, in the third quarter of fiscal 2023 compared to the third quarter of fiscal 2022.

Interest expense for the quarter ended December 31, 2022, increased by $3.9 million, or 38.4%, from the corresponding quarter of the previous year. Interest expense increased due to an increase in average debt outstanding and a 21.4% increase in the effective interest rate from 6.3% to 7.6%. The average debt outstanding increased from $640.8 million to $734.3 million when comparing the quarters ended December 31, 2021 and 2022. The Company’s debt to equity ratio increased to 2.0:1 at December 31, 2022, compared to 1.8:1 at December 31, 2021. As of December 31, 2022, the Company had $722.5 million of debt outstanding, net of unamortized debt issuance costs related to the unsecured senior notes payable. The net paydown of debt during the quarter was $24.4 million.

Other key return ratios for the third quarter of fiscal 2023 included a 1.1% return on average assets and a return on average equity of 3.8% (both on a trailing twelve-month basis).

Nine-Month Results

Net income for the nine-months ended December 31, 2022, decreased $39.9 million to a $4.4 million loss compared to income of $35.5 million for the same period of the prior year. This resulted in a net loss of $0.77 per diluted share for the nine months ended December 31, 2022, compared to a net income of $5.53 per diluted share in the prior year period. Total revenues for the first nine-months of fiscal 2023 increased 9.4% to $455.3 million compared to $416.1 million during the corresponding period of the previous year due to an increase in loans outstanding. Annualized net charge-offs as a percent of average net loans increased from 12.0% during the first nine-months of fiscal 2022 to 23.6% for the first nine-months of fiscal 2023.

Non-GAAP financial measures

From time-to-time the Company uses certain financial measures derived on a basis other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. Such financial measures qualify as “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items and other infrequent charges. The Company may present these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components to understanding and assessing the Company’s financial performance. Such non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are, thus, susceptible to varying calculations, any non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies.

For purposes of assessing performance, the Company will adjust earnings to remove the impact of the change in the allowance for credit losses but including the impact of recognized net credit losses. The Company believes this measure improves the compatibility of the Company’s results to peer companies who use varying methods to determine their allowance for credit losses under the CECL. The measure also normalizes earnings for the impact of growth, seasonality, and periods of volatility in expected loss rates.

This measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP earnings or other income statement data prepared in accordance with GAAP. The following table reconciles GAAP Income before income taxes to Adjusted net income (loss):

	Three months ended December 31,	Three months ended December 31,
	2022	2021

Income before income taxes	$6,378,110	$7,717,674

Provision for credit losses	59,608,655	56,458,533
Net charge-offs	(70,961,212)	(37,837,578)
Adjusted income (loss) before income taxes	(4,974,447)	26,338,629
Income tax expense (benefit) at actual rate	(482,521)	1,343,259
Adjusted net income (loss)	$(4,491,926)	$24,995,370

Weighted average dilutive shares outstanding	5,761,954	6,403,788

Adjusted net income (loss) per common share, diluted	$(0.78)	$3.90

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,000 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit; however, unlike many other lenders in this segment, the Company strives to work with customers to understand their broader financial picture, ensure customers have the ability and stability to make payments, and help customers achieve financial goals. For more information, visit www.loansbyworld.com.

Third quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://event.choruscall.com/mediaframe/webcast.html?webcastid=4Xu2usGo. The call will be available for replay on the Internet for approximately 30 days.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: the ongoing impact of the COVID-19 pandemic and the mitigation efforts by governments and related effects on the Company’s financial condition, business operations and liquidity, the Company’s customers, employees, and the overall economy; recently enacted, proposed or future legislation and the manner in which it is implemented; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management; media and public characterization of consumer installment loans; labor unrest; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; the impact of inflation; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; the Company’s dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2022, as filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited and in thousands, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2022	2021	2022	2021
Revenues:
Interest and fee income	$126,201	$128,147	$386,868	$355,435
Insurance income, net and other income	20,295	20,425	68,449	60,622
Total revenues	146,496	148,572	455,317	416,057

Expenses:
Provision for credit losses	59,609	56,459	214,051	128,768
General and administrative expenses:
Personnel	40,701	44,384	131,174	136,362
Occupancy and equipment	12,932	12,614	39,658	39,156
Advertising	1,324	6,848	4,542	15,902
Amortization of intangible assets	1,115	1,276	3,353	3,736
Other	10,367	9,107	31,749	27,412
Total general and administrative expenses	66,439	74,229	210,476	222,568

Interest expense	14,070	10,166	38,277	22,381
Total expenses	140,118	140,854	462,804	373,717

Income (loss) before income taxes	6,378	7,718	(7,487)	42,340

Income tax expense (benefit)	619	391	(3,076)	6,802

Net income (loss)	$5,759	$7,327	$(4,411)	$35,538

Net income (loss) per common share, diluted	$0.98	$1.14	$(0.77)	$5.53

Weighted average diluted shares outstanding	5,857	6,404	5,743	6,424

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (unaudited and in thousands)

	December 31, 2022	March 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$20,962	$19,236	$18,668
Gross loans receivable	1,553,985	1,522,789	1,606,111
Less:
Unearned interest, insurance and fees	(431,298)	(403,031)	(433,432)
Allowance for credit losses	(144,539)	(134,243)	(133,281)
Loans receivable, net	978,148	985,515	1,039,398
Income taxes receivable	2,790	—	—
Operating lease right-of-use assets, net	83,437	85,631	86,098
Finance lease right-of-use assets, net	—	608	708
Property and equipment, net	24,378	24,476	24,531
Deferred income taxes, net	42,385	39,801	34,808
Other assets, net	41,103	35,902	37,596
Goodwill	7,371	7,371	7,371
Intangible assets, net	16,403	19,756	21,027
Total assets	$1,216,977	$1,218,296	$1,270,205

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	$426,490	$396,973	$425,174
Senior unsecured notes payable, net	296,050	295,394	295,143
Income taxes payable	—	7,384	1,591
Operating lease liability	86,010	87,399	87,677
Finance lease liability	—	80	146
Accounts payable and accrued expenses	48,801	58,042	51,068
Total liabilities	857,351	845,272	860,799

Shareholders' equity	359,626	373,024	409,406
Total liabilities and shareholders' equity	$1,216,977	$1,218,296	$1,270,205

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES SELECTED CONSOLIDATED STATISTICS (unaudited and in thousands, except percentages and branches)

	Three months ended December 31,		Nine months ended December 31,
	2022	2021	2022	2021

Gross loans receivable	$1,553,985	$1,606,111	$1,553,985	$1,606,111
Average gross loans receivable (1)	1,562,199	1,493,234	1,585,306	1,319,026
Net loans receivable (2)	1,122,687	1,172,679	1,122,687	1,172,679
Average net loans receivable (3)	1,131,636	1,094,014	1,153,443	970,992

Expenses as a percentage of total revenue:
Provision for credit losses	40.7%	38.0%	47.0%	30.9%
General and administrative	45.4%	50.0%	46.2%	53.5%
Interest expense	9.6%	6.8%	8.4%	5.4%
Operating income as a % of total revenue (4)	14.0%	12.0%	6.8%	15.6%

Loan volume (5)	787,775	976,118	2,476,631	2,531,815

Net charge-offs as percent of average net loans receivable on an annualized basis	25.1%	13.8%	23.6%	12.0%

Return on average assets (trailing 12 months)	1.1%	7.4%	1.1%	7.4%

Return on average equity (trailing 12 months)	3.8%	20.1%	3.8%	20.1%

Branches opened or acquired (merged or closed), net	(20)	—	(83)	(3)

Branches open (at period end)	1,084	1,202	1,084	1,202

_______________________________________________________

(1)	Average gross loans receivable is determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.
(2)	Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.
(3)	Average net loans receivable is determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.
(4)	Operating income is computed as total revenues less provision for credit losses and general and administrative expenses.
(5)	Loan volume includes all loan balances originated by the Company. It does not include loans purchased through acquisitions.

Contacts

John L. Calmes, Jr.
Executive VP, Chief Financial & Strategy Officer,
and Treasurer
(864) 298-9800